Consulting agreement

July 23, 2004

This Agreement ("Agreement") is made by and between Geocom Resources Inc. ("Geocom"), a Nevada corporation located at 114 West Magnolia Street, Suite 413, Bellingham, WA, 98225, and Elizabeth Torry, an independent contractor ("Torry"), with an office at 1108-1030 W. Georgia St., Vancouver, BC V6E 2Y3:

WHEREAS Geocom wishes to retain the services of Torry on the terms and conditions contained herein;

THIS AGREEMENT WITNESSETH that in consideration of the premises and mutual covenants and agreements hereinafter contained, and for other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged by the parties hereto), it is agreed by and between the parties hereto as follows:

1.Term

The services of Torry to Geocom shall commence on the 1st day of July 2004 and continue for a term of 1 year. The term of this agreement may be extended by mutual agreement.

2. Duties and Responsibilities

Torry shall provide financial and bookkeeping and accounting services to Geocom. These duties and responsibilities may be amended from time to time in the sole discretion of the Geocom, subject to formal notification of same being provided to the Consultant.

3. Compensation and Benefits

In consideration of the services to be provided by him hereunder, Geocom agrees to pay Torry consulting fees at an hourly rate which is agreed upon between Torry and the president of the Company. Geocom may also, from time to time, grant Torry stock options, at such price and upon such terms and conditions as the board of directors shall determine in their sole discretion. Geocom hereby agrees to grant an initial stock option to Torry in the amount of 15,000 shares of Geocom. Geocom's Stock Option Plan Administrator shall grant and administer such stock option, and Torry agrees to abide by the rules of the Stock Option Plan, receipt of which is herein acknowledged. Torry also acknowledges receipt and agreement with Geocom's Insider Trading Policy Rules, a copy of which are hereby provided.

4.Termination of Employment

Either Geocom or Torry may terminate this Agreement without notice for cause. Otherwise, either Geocom or Torry may terminate this Agreement with thirty days notice to the other party

5. Confidentiality

Torry agrees that nonpublic information relating to Geocom is the property of Geocom and the unauthorized disclosure of such information is strictly forbidden. Further, Torry agrees that many of Geocom's Activities are confidential and sensitive in nature, and that disclosure of such Activities could be damaging to Geocom. Accordingly, Torry agrees to maintain the confidentiality of Geocom's Activities unless such disclosure to a legitimate governmental or other authority is required by law. Torry shall notify Geocom of any such lawful demand for disclosure, and allow Geocom to respond to or otherwise mitigate any consequences arising from the demand. Unless otherwise agreed by Geocom, Torry shall maintain the confidentiality of Geocom's Activities, including but not restricted to all financial, data, studies, records, maps, electronic or intellectual information, and results of Torry's Activities in respect of this Agreement affecting Geocom. Following termination of this Agreement, Contractor agrees to maintain confidentiality of all Geocom information for a period of two (2) years.

6. Notice

Any notice required to be given hereunder shall be deemed to have been properly given if delivered personally or sent by pre-paid registered mail as follows:

a. to Torry:	PO Box 11604 1108 - 1030 West Georgia Street Vancouver, B.C. Canada V6E 2Y3
b. to Geocom:	114 West Magnolia Street Suite 413 Bellingham, WA USA 98225

and if sent by registered mail shall be deemed to have been received on the 4th business day of uninterrupted postal service following the date of mailing. Either party may change its address for notice at any time, by giving notice to the other party pursuant to the provisions of this agreement.

IN WITNESS WHEREOF the parties hereto have caused this agreement to be executed as of the 23rd day of July, 2004.

/s/signed

___________________________________________
GEOCOM RESOURCES INC.

/s/ Elizabeth Torry

___________________________________________
ELIZABETH TORRY